UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2013 (March 12, 2013)

BANCORPSOUTH, INC.

(Exact name of registrant as specified in its charter)

Mississippi	1-12991	64-0659571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mississippi Plaza 201 South Spring Street Tupelo, Mississippi		38804
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (662) 680-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Larry D. Bateman will retire from his positions as Executive Vice President of BancorpSouth, Inc. and Vice Chairman of BancorpSouth Bank (the “Bank”), effective as of March 15, 2013. On March 12, 2013, the Bank and Mr. Bateman entered into a Retirement Agreement and Release (the “Agreement”), pursuant to which the Bank will pay to Mr. Bateman a severance payment in the gross amount of $236,638 plus all accrued vacation pay and the pro rata amount of Mr. Bateman’s earned incentive bonus under the Bank’s Home Office Incentive Plan for the 2013 performance period. The Agreement also provides that the Bank will transfer to Mr. Bateman an automobile that the Bank provides for his use. Further, Mr. Bateman will be deemed to be 100% vested in his benefits under the BancorpSouth, Inc. Supplement Executive Retirement Plan and will not receive a reduction in such benefits thereunder in connection with his retirement prior to age 65. Mr. Bateman agreed to release the Bank and its affiliates from any claims which he has or may have had against the Bank and its affiliates, and also agreed generally not to compete with the Bank or solicit any of its customers or employees for a period of two years following his retirement. Mr. Bateman may revoke the Agreement for a period of seven days after execution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORPSOUTH, INC.

By:	/s/ Cathy S. Freeman
Cathy S. Freeman
Executive Vice President and Corporate Secretary

Date: March 14, 2013